Exhibit 10.23

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with Exhibit A hereto, the “Agreement”) made as of February 17, 2013 (the “Effective Date”) is between Visterra, Inc., a Delaware corporation having an address at One Kendall Square, Suite B3301, Cambridge, MA 02142 (“Visterra”) and Ram Sasisekharan, Ph.D (“Consultant”), with an address at 77 Massachusetts Ave., Cambridge, MA. Visterra desires to have the benefit of Consultant’s knowledge and experience in the form of Consulting Services (defined below), and Consultant desires to provide Consulting Services to Visterra, all as provided in this Agreement.

1.     Consulting Services. Visterra retains Consultant to provide, and Consultant agrees to provide, consulting services to Visterra as it may from time to time reasonably request and as further specified in the business terms exhibit (“Business Terms Exhibit”) attached to this Agreement (the “Consulting Services”). Any changes to the Consulting Services and/or any compensation adjustments in respect of the Consulting Services must be agreed upon in writing between Consultant and Visterra prior to commencement of the changes.

1.1	Performance. Consultant agrees to render the Consulting Services to Visterra (a) at such reasonably convenient times and places as mutually agreed upon between Consultant and Visterra and (b) in accordance with the highest prevailing applicable industry standards and practices. Consultant will comply with all rules, procedures and standards promulgated from time to time by Visterra with regard to Consultant’s access to and use of Visterra’s property, information, equipment and facilities. Consultant agrees to furnish Visterra with written reports with respect to the Consulting Services if and when requested by Visterra. Consulting Services shall not (i) involve any use of the facilities, space, materials or other resources of Massachusetts Institute of Technology (“Institution”), including resources provided in-kind by outside sources (provided that use alone by the Consultant of the Institution library, Consultant’s office space and word processor shall not be considered a prohibited use of such Institution resources), or (ii) use direct or indirect financial support from Institution, including funding from any outside source awarded to or administered by institution. Subject to Section 1.6, in the event that Consulting Services overlap with a field in which the Consultant is performing research at Institution sponsored by a third party for-profit entity, this Agreement will not be effective with respect to such overlapping services unless and until it is approved by the Institution’s Licensing Office in consultation with such third party. As used in each instance in this Agreement, the term “Consulting Services” shall mean the Consulting Services as defined and expressly limited in this Section 1.1.

1.2	Compliance with Institution Policies. Visterra recognizes that Consultant is an employee of Institution. Consultant is responsible for ensuring that any consulting agreement he enters into with industry is not in conflict with the patent, consulting or other policies of Institution. Consultant has obtained Institution’s consent to enter into this Agreement.

1.3

Third Party Confidential Information. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services. Consultant shall not disclose to Visterra any (i) unpublished results of research performed at Institution by Consultant or any other Institution employee, student, or member of Institution’s professional staff or (ii) other confidential information of Institution.

1.4	No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party (including, without limitation, Institution). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant’s appointment at Institution, including, but not limited to, research sponsored by a third party commercial entity, nor shall anything in this Agreement be construed to restrict or limit Consultant’s right to serve as an advisor to any institution or to any governmental or not-for-profit organization.

1.5	Absence of Debarment. Consultant represents that Consultant has not been debarred, and is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

1.6	Competitive Activities. During the Term, and for a period of twelve (12) months thereafter, Consultant will not provide consulting services to any business or entity developing a product or sponsoring a project which competes with a product being developed or project being sponsored by Visterra for which Consultant is or was providing Consulting Service (“Field of Interest”). During the Term, and for a period of twelve (12) months thereafter, Consultant will not enter into or perform any agreements with commercial third parties in which Consultant directly or indirectly accepts funding for the conduct or research by the Consultant that could reasonably be expected to result in a claim by that third party that the third party has rights to any patents, patent applications, know-how or other intellectual property rights in the Field of Interest.

2.	Compensation. As full consideration for the Consulting Services rendered by Consultant to Visterra, Visterra will pay Consultant the fees set forth in the Business Terms Exhibit. The compensation amount represents the fair market value or the Consulting Services and has not been determined in a manner that takes into account the volume or value of any referrals or business. All undisputed payments will be made by Visterra within thirty (30) days from Visterra’s receipt of Consultant’s invoice. Invoices will contain such detail as Visterra may reasonably require and will be payable in U.S. Dollars. Visterra will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services as specified in the Business Terms Exhibit.

3.	Proprietary Rights.

3.1	Materials. All documentation, information, and biological, chemical or other materials controlled by Visterra and furnished to Consultant (the “Materials”) and all associated intellectual property rights will remain the exclusive property of Visterra. Consultant will use Materials provided by Visterra only as necessary to perform the Consulting Services and will not transfer Materials to any third party without the prior written consent of Visterra.

3.2	Developments. Consultant will promptly disclose in confidence to Visterra, all inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes either alone or jointly with others in the performance of the Consulting Services (“Developments”).

3.3	Ownership. All Developments will be the exclusive property of Visterra. For purposes of the copyright laws of the United States, all Developments will constitute “works made for hire”, except to the extent such Developments cannot by law be “works made for hire”. Visterra will have the right to use Developments for any and all purposes. To the extent Developments have not been previously assigned to Visterra, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to Visterra, without further compensation, all right, title and interest in and to all Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world. During and after the Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of Visterra and at Visterra’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as Visterra will reasonably request, in order to perfect and enforce Visterra’s rights in the Developments. Consultant appoints Visterra its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

3.4	Agreement with Institution. This Agreement is made subject to the understanding that Consultant, being affiliated with Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property. In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of that use is that any Invention will not be assignable solely to Visterra.

3.5	Work at Third Party Facilities. Consultant agrees not to subcontract the Consulting Services or make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services nor take any other action that would result in a third party owning or having a right in any Developments, unless agreed upon in writing in advance by Visterra.

3.6	Records; Records Storage. Consultant will maintain all materials, data and documentation obtained from Visterra or prepared by Consultant in the course of providing Consulting Services hereunder, including computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction. These Records will be “works made for hire” under United States copyright law and will remain the exclusive property of Visterra.

3.7

Record Retention. Upon written instruction of Visterra, all Records will, at Visterra’s option either be (a) delivered to Visterra or to its designee in such form as is then currently in the possession of Consultant, (b) retained by Consultant for a period of five (5) years, or as otherwise required by applicable law or regulation, or (c) disposed of, at the direction and written request of Visterra, unless the Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation. In no event will Consultant dispose of any Records without first giving Visterra sixty (60) days’ prior written notice of its intent to do so. Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligations of confidentiality under this Agreement.

4.	Confidential Information/Publication.

4.1	Definition. The term “Confidential Information” means all non-public information that Visterra considers confidential or proprietary whether or not labeled Confidential”, including without limitation, the Materials and the Developments. However, the term “Confidential Information” does not include information that (a) is known to Consultant at the Effective Date and is not subject to another confidentiality obligation to Visterra as reasonably documented by Consultant’s written records, (b) is publicly known at the Effective Date or later becomes publicly known under circumstances involving no breach of this Agreement, (c) is lawfully and in good faith disclosed to Consultant by a third party who is not subject to a confidentiality obligation to Visterra, or (d) is independently developed by Consultant without any reference to Confidential Information as reasonably documented by Consultant’s written records.

4.2	Confidentiality Obligation. Consultant acknowledges that Visterra is and will remain the sole owner of Confidential Information. During the Term and for a period of five (5) years thereafter, Consultant will take all reasonable precautions to protect the confidentiality of Confidential Information, and will not disclose to any third party any Confidential Information except with Visterra’s prior written consent and will use Confidential Information only as necessary to perform the Consulting Services. If required by law, Consultant may disclose Confidential Information to a governmental authority, provided that reasonable advance notice is given to Visterra and Consultant reasonably cooperates with Visterra to obtain confidentiality protection of such information.

4.3	Irreparable Injury. Consultant acknowledges and agrees that any violation of the terms of this Agreement relating to the disclosure or use of Confidential Information may result in irreparable injury and damage to Visterra not adequately compensable in money damages, and for which Visterra will have no adequate remedy at law. Consultant acknowledges and agrees, therefore, that if those disclosure terms are violated, Visterra may need to obtain injunctions, orders, or decrees in order to protect the Confidential Information and will be entitled to do so without having to post a bond. Notwithstanding, but not in limitation of the foregoing, Consultant will be responsible to Visterra for any damages arising from the breach by Consultant of any of the covenants and obligations on his part relating to the disclosure or use of Confidential Information to be observed or performed under this Agreement, in addition to any and all other remedies available to Visterra at law or in equity.

4.4

Publication. Consultant agrees to submit to Visterra a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contain information or any discussion relating to Visterra or the Consulting Services, at least thirty (30) days prior to submission for publication or disclosure, to enable Visterra to determine if patentable Developments or any Confidential Information of Visterra would be disclosed. Consultant will cooperate with Visterra in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by Visterra, and will assist Visterra in filing for patent protection for any patentable Developments described in those documents, prior to publication or other disclosure.

5.	Expiration and Termination.

5.1	Expiration. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit (the “Term”), unless sooner terminated pursuant to the express terms of this Section 5 or extended by mutual agreement of the parties.

5.2	Termination by Visterra. Visterra may immediately terminate this Agreement at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (e.g., breach of the confidentiality obligations). Further, Visterra may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Consultant.

5.3	Termination by Consultant. Consultant may terminate this Agreement for any reason upon thirty (30) days’ prior written notice to Visterra.

5.4	Effect of Expiration or Termination. Upon expiration or termination of this Agreement, neither Consultant nor Visterra will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Visterra, unless Visterra specifics in the notice of termination that Consulting Services in progress should be completed, (b) Consultant will deliver to Visterra any Materials in its possession or control and all Developments developed through expiration or termination, (c) Visterra will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Visterra any monies paid by Visterra in advance for Consulting Services not rendered, (e) Consultant will immediately return to Visterra all Confidential Information and copies thereof provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality, and (f) the terms, conditions and obligations under Sections 1.5, 1.6, 3, 4, 5.4 and 6 will survive expiration or termination for any reason.

6.	Miscellaneous.

6.1	Independent Contractor/Taxes

a. Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Visterra and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular Visterra employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, agent or officer with or of Visterra.

b. Taxes. Consultant will pay all required taxes on Consultant’s income from Visterra under this Agreement. Consultant will provide Visterra with Consultant’s taxpayer identification number or social security number, as applicable.

6.2

Use of Name. Neither party may use the other party’s name nor that of Institution in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other party. This section does not restrict a party’s ability to use the other party’s name in filings with the Securities and Exchange Commission, FDA, or other governmental agencies, when required to do so.

6.3	Notices. All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to the address or facsimile number for the recipient set forth in this Agreement or at such other address or facsimile number as the recipient may specify in writing under this procedure. Notices to Visterra will be marked “Attention: Chief Executive Officer”. Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, return receipt requested; (b) one (1) business day after sending by nationally recognized bonded courier, or (c) one (1) business day after facsimile transmission, with transmission confirmed and followed by mailing pursuant to (a) or (b).

6.4	Assignment. This Agreement is a personal services agreement, and the rights and Agreement may not be assigned by Consultant without the prior written consent of Visterra, and any attempted assignment by Consultant not in compliance with the foregoing will be of no force or effect. Visterra may assign this Agreement in whole or in part without the consent of Consultant. No assignment will relieve either party of the performance or any accrued obligation that such party may then have under this Agreement.

6.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Visterra and Consultant.

6.6	No Modification. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

6.7	Severability; Reformation. Each and every provision set forth in this Agreement is independent and severable from the others, and no restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable.

6.8	Governing Law. This Agreement will be construed and interpreted and its performance governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles thereof relating to the conflict of laws.

6.9	Waiver. No waiver of any term, provision or condition of this Agreement (whether by conduct or otherwise) in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.

6.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

6.11	Headings. This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement.

6.12	Each of Visterra and Consultant acknowledges and agrees that (i) Consultant is entering into this Agreement in his individual capacity and not as an employee or agent of Institution, and (ii) Institution is not a party to this Agreement and has no liability or obligation whatsoever hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

VISTERRA, INC.		CONSULTANT

By	/s/ Steven Brugger	By	/s/ Ram Sasisekharan, Ph.D
Name:	Steven Brugger	Name:	Ram Sasisekharan, Ph.D
Title:	CEO

EXHIBIT A

BUSINESS TERMS EXHIBIT

to Consulting Agreement by and between

Visterra, Inc. and Ram Sasisekharan, Ph.D., dated February 17, 2013

1.	Consulting Services:

Consultant shall provide advice to Visterra related to the development of diagnostics, vaccines, and therapeutics for Visterra programs focused on (i) influenza and parainfluenza, (ii) dengue, (iii) HIV, and (iv) TFPI (“Consulting Services”).

2.	Compensation:

2.1 As compensation for his services hereunder, Visterra shall pay Consultant an annual consulting fee payable quarterly in arrears on the last day of March, June, September and December of each year during the term of this Agreement and all renewal terms of this Agreement. Such consulting fee shall initially be $75,000, but shall increase to $100,000 per 365-day period on and after the Milestone Date.

As used herein, the term “Milestone Date” shall mean the earlier to occur of (i) the date upon which the cumulative Cash Flow received by Visterra shall be greater than $50,000,000, (ii) the consummation by Visterra of an Initial Public Offering (as defined below) or (iii) the sale of Visterra in a merger or consolidation in which Visterra is not the surviving corporation or in which Visterra is the surviving corporation but becomes a wholly-owned subsidiary of another corporation, or involving the sale of substantially all of Visterra’s assets. The term “Cash Flow” shall include all funds received by Visterra (other than funds which must be repaid), including, without limitation, the proceeds of the sale of equity securities by Visterra and the committed proceeds for equity and research funding in connection with a strategic alliance or corporate partnering transaction with a third party. The term “Initial Public Offering” means a firm commitment underwritten public offering of Visterra’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the price per share is at least $6.00 (subject to equitable adjustment in the event of stock splits and the like) and the aggregate gross proceeds to Visterra from such offering are not less than $10,000,000.

2.2 Consultant shall be reimbursed for all reasonable, appropriate or necessary travel and other out-of-pocket expenses incurred in the performance of his duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of Visterra.

3.	Term:

This Agreement will be for an initial term of five (5) years, and may be extended for additional periods by mutual written consent.

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